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                                                                     EXHIBIT 8.2

                                FORM OF OPINION

                          [KING & SPALDING LETTERHEAD]

                                                                 , 2001

NetRail, Inc.

Ladies and Gentlemen:

    We have acted as counsel to NetRail, Inc., a Delaware corporation ("Company"), in connection with the proposed merger of 360networks sub, inc., a Delaware corporation ("Merger Sub"), a wholly owned subsidiary of 360networks inc., a company continued under the laws of the Province of Nova Scotia, Canada ("Parent"), and Company in which Merger Sub will merge with and into Company (the "Merger") with Company surviving as a wholly owned subsidiary of Parent, pursuant to the Agreement and Plan of Merger dated as of February 16, 2001 (the "Agreement"). At your request, and pursuant to
Section 6.3.4 of the Agreement, we are rendering our opinion concerning certain United States federal income tax consequences of the Merger.

A. DOCUMENTS REVIEWED; FACTUAL ASSUMPTIONS.

    In rendering the opinion set forth in this letter, we have made such legal and factual investigation as to us seems appropriate and have relied, with the consent of Company and the consent of Parent, upon the following documents and the factual representations therein:

    1.  The Agreement;

    2. The Registration Statement of Parent (the "Registration Statement") and the proxy statement/ prospectus of Company (the "Proxy Statement") filed with the Securities and Exchange Commission in connection with the Merger;

    3. 360networks inc. Officer's Certificate dated the date hereof (the "Parent Officer Certificate"); and

    4. NetRail, Inc. Officer's Certificate dated the date hereof (the "Company Officer Certificate").

    Any capitalized term used and not defined herein has the meaning given to it in the Registration Statement and the Proxy Statement, or the appendices thereto (including the Agreement).

    We have assumed the genuineness of all signatures, the authenticity of documents, certificates and records submitted to us as originals, the conformity to the originals of all documents, certificates and records submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents, certificates and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents, certificates and records, which we have not attempted to verify independently. We have also assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Registration Statement and Proxy Statement, (ii) the Merger will be reported by Parent and Company in a manner consistent with the opinion set forth below, and (iii) the Merger will qualify as a statutory merger under the applicable law of the state of Delaware.

B. CONCLUSIONS.

    Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that (i) the Merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Parent,
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Company and Merger Sub will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

    The foregoing opinion is based on the provisions of the Code, Treasury Regulations promulgated under the Code, published revenue rulings and revenue procedures of the Internal Revenue Service ("I.R.S."), private letter rulings, existing court decisions, and other authorities available as of the date of this letter. Future legislative or administrative changes or court decisions, which may or may not be retroactive in application, or any change in facts from the factual representations upon which our opinion is based, may significantly modify the opinion set forth in this letter.

    This opinion letter is delivered without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect a legal analysis or conclusion in this opinion letter.

    This opinion letter is limited to the tax matters specifically addressed herein and no other opinion should be inferred. We have not been asked to address, nor have we addressed, any other tax consequences of the Merger. This opinion letter may be relied upon by you only in connection with the transaction described in the initial paragraph of this opinion letter.

    We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us in the Proxy Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. Except as set forth above, this opinion letter may not be used or relied upon by you for any purpose or by any person for any purpose whatsoever without, in each instance, our prior written consent.

                                          Very truly yours,